UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2013, Casella Waste Systems, Inc. (the “Company”) entered into a membership interest purchase agreement (the “Purchase Agreement”) pursuant to which the Company and Louisiana-Pacific Corporation (“LP” and, together with the Company, the “Sellers”) each sold their 50% membership interests in U.S. Greenfiber, LLC (“Greenfiber”) to GF Investors, LLC (“Purchaser”), a wholly-owned subsidiary of Tenex Capital Partners, L.P., for a total consideration of $18.0 million in cash. The Company expects aggregate net cash proceeds to be approximately $7.0 million ($3.5 million for each Seller), after the working capital true-up and the repayment of indebtedness and other transaction expenses.

Subject to the limitations set forth in the Purchase Agreement, each Seller, severally and not jointly, has agreed to indemnify Purchaser, Greenfiber and their respective officers, managers, directors, shareholders, members, affiliates, employees and agents from and against any losses incurred or suffered by such persons arising out of breaches by Greenfiber or the Sellers as specified in the Purchase Agreement.

The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. A copy of the Company’s December 5, 2013 press release announcing the sale of Greenfiber is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Membership Interest Purchase Agreement, dated December 5, 2013, by and among Casella Waste Systems, Inc. and the other parties identified therein.

99.1	Press Release of Casella Waste Systems, Inc. dated December 5, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Casella Waste Systems, Inc.

Date: December 5, 2013	By:	/s/ Edmond R. Coletta
Edmond R. Coletta
Senior Vice President and Chief Financial Officer

Exhibit Index

10.1 —	Membership Interest Purchase Agreement, dated December 5, 2013, by and among Casella Waste Systems, Inc. and the other parties identified therein.

99.1 —	Press Release of Casella Waste Systems, Inc. dated December 5, 2013